Exhibit 99.1

        Cytec Announces Third Quarter Results; Full Year Outlook Updated


    WEST PATERSON, N.J.--(BUSINESS WIRE)--Nov. 3, 2005--Cytec Industries Inc. (NYSE:CYT) announced today net earnings available to common stockholders for the third quarter of 2005 of $35.4 million or $0.75 per diluted share on net sales of $761 million. Included in the quarter is a pre-tax gain of $3.7 million (after tax $2.4 million or $0.05 per diluted share) for interest rate derivative transactions associated with the Surface Specialties acquisition and a restructuring charge of $1.1 million (after tax $0.8 million or $0.02 per diluted share) related to employee severance. Excluding these items, net earnings available to common stockholders were $33.8 million or $0.72 on a diluted share basis.
    Net earnings available to common stockholders for the third quarter of 2004 were $10.5 million or $0.26 per diluted share on net sales of $434 million. This includes several special item charges as follows: a pretax charge of $8.0 million ($6.2 million after tax or $0.15 per diluted share) primarily relating to settlement of a carbon fiber litigation matter, a pretax charge of $2.0 million ($1.6 million after tax or $0.04 per diluted share) relating to the settlement of disputed matters with the holder of the Company's Series C Cumulative Preferred Stock ("Series C") and a charge to net earnings available to common stockholders of $9.9 million ($0.24 per diluted share) as a result of the redemption of the Company's Series C. Excluding the special items, net earnings available to common stockholders for the third quarter of 2004 were $28.2 million or $0.69 per diluted share.
    David Lilley, Chairman, President and Chief Executive Officer said, "The latter part of the third quarter presented additional challenges for Cytec and the chemical industry in general. In addition to the direct impact from hurricanes Katrina and Rita, raw material and energy costs continued to climb upwards. We have done a good job in recovering from the hurricanes, repairing the affected facilities and restarting our plants and we are now beginning to pass along the higher raw material and energy costs where we can by way of increased product prices. On the demand side, we still see sluggishness in some markets, particularly those for our coating chemicals and polymer additive product lines, and in response, we continue to aggressively reduce inventory levels."

    Cytec Performance Specialties Sales decreased 2% to $172 million; Operating Earnings increased to $15 million

    Mr. Lilley continued, "In Cytec Performance Specialties, selling prices increased and exchange rate changes benefited sales by 5% and 2%, respectively, while volumes decreased 9%. The selling price increases were across all product lines which are needed to compensate for much higher raw material and energy costs. Volumes were lower in all product lines, except phosphine chemicals, principally due to our decision to give up low margin business in certain product lines, the impact on demand from the hurricanes and continuing sluggish industrial demand in North America and Europe. In addition, mining chemicals was impacted by certain customer strikes and a changed order pattern where more orders are now expected to occur in the fourth quarter.
    "The increase in operating earnings of $1.1 million was primarily due to higher selling prices, improved manufacturing performance and good cost controls offsetting the impact of higher raw material and energy costs and reduced selling volumes.

    Cytec Surface Specialties Sales increased 417% to $393 million; Operating Earnings increase to $22 million

    "The increase in Cytec Surface Specialties sales is principally due to the acquisition of the Surface Specialties business which accounts for almost all of the sales increase. Overall, we continue to see weak demand in Europe and North America. Our Cytec heritage coating chemicals and performance chemicals product lines had increased selling prices of 3%, exchange rate changes added 1% while volumes were down 1% principally in North America. For the acquired business, on a pro-forma basis, volumes were down about 4%, selling prices were up 10% and exchange was up 1%.
    "Operating earnings increased $14.9 million primarily due to the addition of results from the acquired business.

    Cytec Engineered Materials Sales increase 12% to $136 million; Operating Earnings increase to $28 million

    "Cytec Engineered Materials sales volumes increased 10% and selling prices were up 2%. The volume increases were primarily due to improving aircraft build rates for large commercial aircraft and rotorcraft as well as new business gained through existing and new technologies.
    "The improvement in operating earnings primarily reflects the impact from the increased selling volumes, the related leverage on costs from the higher volumes, improving manufacturing performance and good expense controls.

    Building Block Chemicals Sales decrease slightly to $60 million; Operating loss of $4 million

    "Building Block Chemicals was severely impacted by hurricanes Katrina and Rita. Selling volumes were down 11% but offset by higher selling prices of 11%. Our sales of acrylonitrile to the Asia-Pacific region were impacted by lower demand caused by higher prices and also by limited product availability caused by the hurricanes' impact on production and transportation.
    "The operating loss reflects the impact from the hurricanes of about $5.2 million related to maintenance and repair costs, extra labor and related expenses, energy and start up costs. In addition, we estimate reduced profits of approximately $3.9 million due to lost production during the quarter and the corresponding sales loss. An additional $1.5-$2.0 million for hurricane damage repairs is estimated to be incurred in the fourth quarter. Raw material and energy costs increased significantly over the prior year period. Propylene declined in the early part of the quarter but increased significantly in the later part and averaged $0.35 per pound in the quarter versus $0.31 in the same period of last year. Our natural gas for the quarter averaged $7.86 per MMBTU, as we had hedged much of our gas requirements, versus $5.52 per MMBTU in the prior year period."

    Earnings in Associated Companies

    Earnings in Associated Companies is down from the prior year as a result of the May 2005 sale of the Company's 50% interest in CYRO
Industries to its partner, Degussa.

    Corporate and Unallocated

    James P. Cronin, Executive Vice President and Chief Financial Officer commented, "During the quarter the Company recorded a pre-tax gain in other income (expense), net of $3.7 million ($2.4 million after tax or $0.05 per diluted share) pertaining to interest rate derivative transactions related to the acquisition of the Surface Specialties business. These derivatives were entered into to partially hedge the impact of increases in interest rates related to the Surface Specialties acquisition and required mark to market accounting resulting in changes to the fair value being recorded as a gain or loss in the period incurred. The interest rate derivatives were settled at the end of the quarter as part of our refinancing of the debt outstanding under our 364 day and revolving credit facilities. In addition, we recorded a charge of $1.1 million in administrative and general expense ($0.8 million after tax or $0.02 per diluted share) for employee related severance costs.

    Interest Expense

    Interest expense is significantly higher than the prior year quarter primarily due to the higher levels of debt outstanding associated with the Surface Specialties acquisition.

    Income Tax Expense

    Mr. Cronin added, "The Company's estimated 2005 annual effective tax rate for continuing operations continued to be favorably impacted by a reduction in income tax expense of $9.6 million recorded in the second quarter related to a partial resolution of a tax audit in Norway with respect to prior year tax returns and a reduction in income tax expense of $16.2 million recorded in the first quarter related to final approval by the Internal Revenue Service's examination of our tax returns for the years 1999 through 2001. Also favorably impacting the rate were year to date losses of $44.2 million incurred in the U.S. on the interest rate and currency derivatives and a $22.0 million charge recorded in the second quarter pertaining to the optional redemption of our Mandatory Par Put Remarketed Securities (MOPPRS). The tax benefit on these losses is recorded at 36.5%. Unfavorably impacting the tax rate was a charge of $37.0 million for the write-off of in-process research and development expenses in the first quarter related to the Surface Specialties acquisition for which no tax benefit was recorded. Excluding these items, the Company's underlying annual effective tax rate is 26%, down from 27% estimated in the second quarter, and compares to 23% in the same period of last year. As expected the increase versus last year is primarily attributable to relatively more earnings from acquired Surface Specialties entities in countries with higher tax rates than in countries for heritage Cytec."

    Cash Flow

    Cash flow provided by operations was $115.0 million for the quarter. Trade accounts receivable decreased by $27 million in part due to the seasonal drop in sales from quarter two levels but days outstanding were unchanged. Sales were lower than the second quarter due to lower sales in the U.S. and in Europe which is typically down in the third quarter versus the second. Inventory decreased by $38 million primarily reflecting efforts to bring inventories in line with demand levels. Capital spending for the quarter was $27 million. The full year forecast for capital spending of approximately $100 million remains unchanged.

    Debt Refinancing

    On October 4, 2005 the Company closed on its public debt offering of $250 million of 5.5% notes due 2010 and $250 million of 6.0% notes due 2015. Proceeds were principally used to repay all amounts outstanding under the Company's 364-day credit facility and its revolving credit facility. In conjunction with this offering, the Company entered into two $250 million euro cross currency swaps with five and ten year tenors to effectively convert the entire $500 million of debt from dollars to euros. The all-in effective euro interest rate of the debt, including issuance costs, is approximately 4.0% and 4.7% for the notes maturing in 2010 and 2015, respectively.

    2005 Outlook

    Mr. Lilley commented further, "Over the last few weeks we have seen unprecedented increases for raw material and energy costs in the U.S. and certain raw materials are in short supply as recovery from the hurricanes is slower than anticipated. In Europe and in Asia, raw material costs are also increasing as suppliers pass through costs from petroleum derived materials. These changes primarily affect our chemical operations although our engineered materials business is also absorbing additional raw material and energy costs. The volatility and uncertainty caused by these rapid changes makes financial forecasting difficult, and the recent spikes will make earnings recovery difficult in the 2005 fiscal period. We are continuing to pass along the higher raw material and energy costs where conditions and contracts allow. On the demand side, our aerospace markets continue to improve as build rates for large commercial aircraft and rotorcraft increase. The weak industrial demand in Europe and North America is expected to continue to adversely impact our coating chemicals and polymer additives product lines. Specific detail for the full year excluding special items as discussed below is as follows:
    "In Cytec Performance Specialties, our guidance for sales and operating earnings is unchanged. We expect sales to increase 5% to 10% and operating earnings to increase to a range of $56 to $58 million. We see improved demand in our mining chemicals product line offset by lower demand in our polymer and specialty additives product lines. Earnings are also supported by manufacturing productivity improvements and good expense controls.
    "In Cytec Surface Specialties, we have done a credible job to date in recovering higher raw material and energy costs in most areas, although the recent and any additional increases will be difficult to recover this year. Our expectation is for demand in Europe to remain weak with Asia continuing to improve modestly. In North American markets, we expect the automotive sector to be down and overall industrial demand to be slightly down to flat as the hurricanes impact production in the U.S. We continue to make progress in the introduction of new products, for example in radcure resin applications, as we seek to exploit the benefits of the new technology. Our forecast for sales is now expected to be in a range of $1.35 billion to $1.40 billion down from $1.35 billion to $1.45 billion. We are aggressively reducing inventories in response to the demand situation and this has a negative impact on earnings also. Taking into account the above, we are updating our operating earnings forecast for this segment to a range of $73 to $78 million, down from a range of $85 to $90 million. In addition to improving the top line, this segment is now clearly focused on cost takeout and efficiency improvement opportunities as discussed further below.
    "Cytec Engineered Materials sales and earnings forecast for sales and operating earnings is unchanged. Sales are expected to increase in a range of 10% to 13% and our operating earnings forecast is $100 to $105 million. The build rates for large commercial aircraft and rotorcraft have increased as expected and we expect further improvement in our manufacturing operations, and continuation of good cost controls in general.
    "Building Block Chemicals sales forecast for an increase of 10% to 12% is down from our previous forecast of 12% to 15% and operating earnings are now expected to be in the range of $11 to $13 million down from our previous forecast of $25 million due in large part to the impact of hurricanes Katrina and Rita. In addition, propylene, the key raw material for acrylonitrile, is forecasted to increase significantly and is expected to average $0.50 per pound for the fourth quarter. About 50% of our acrylonitrile production is sold to the export market on a spot pricing basis. While the price of acrylonitrile has increased in export markets, it has not kept pace with the increases in propylene, thus reducing margin spreads versus our previous expectation.
    "The Corporate and Unallocated forecast is now projected to be about a loss of $6 million down from our previous forecast of a loss of $7 million. Equity earnings for the full year will be slightly above the nine month amount of $7.4 million. Our forecast for interest expense, net is unchanged at a range of $58 to $60 million. Our estimated underlying annual effective tax rate for ongoing operations is 26%, improved from the prior forecast of 27%. The earnings from discontinued operations will be approximately $1 million.
    "As announced on October 26, 2005 we have combined our two Specialty Chemicals divisions, Cytec Performance Specialties and Cytec Surface Specialties, into a new unit named Cytec Specialty Chemicals. There are a number of headwinds facing the chemical industry; rising raw material and energy costs, tight supplies and sluggish demand in Europe and North America. We must be proactive in making sure we are focused on the growth opportunities while simultaneously running a streamlined and cost efficient operation. We believe this combination will offer us opportunities to meet these challenges and improve Cytec, and together with other cost take out initiatives, particularly in the area of manufacturing, we expect to announce a restructuring charge in the fourth quarter in a range of $10 to $20 million.
    In closing Mr. Lilley commented, "Based on all of the above our forecast of overall annual sales is now in a range of $2.85 to $2.95 billion, down slightly from our previous forecast of $2.9 to $3.0 billion. After taking into account the above market conditions and the previously disclosed impact of $0.15 per diluted share as a result of hurricanes Katrina and Rita, our forecast for full year diluted earnings per share is now at $ 3.00 to $3.10, down from $3.30 to $3.45. This excludes the purchase accounting charges for in-process research and development in the first quarter and charges for fair value of inventory in excess of normal manufacturing cost in the first and second quarters, the environmental dispute settlement in the first quarter, the charge in the second quarter for the anticipated settlement of a certain litigation matter, the acquisition related net gains or losses on derivative transactions, the charges for the redemption of the MOPPRS in the second quarter, the actual and forecasted integration and severance costs related to the acquisition and restructuring charges including those likely to be incurred in the fourth quarter, and includes the tax provision at the underlying annual effective tax rate of 26%.
    "These are challenging times for Cytec and our industry in general. We remain focused on product innovation plus cost and efficiency improvements that benefit Cytec today and for the future."

    Nine Month Results

    Net earnings for the nine months ended September 30, 2005 were $40.7 million or $0.88 per diluted share on sales of $2,138 million. Included in the nine months ended September 30, 2005 were purchase accounting related charges of $20.8 million pre-tax (after-tax $15.2 million, or $0.33 per diluted share), related to acquired inventories from Surface Specialties being recorded at fair value which exceeded normal manufacturing cost, a charge of $37.0 million or $0.80 per diluted share related to the write-off of in-process research and development costs of Surface Specialties, a pre-tax charge of $44.2 million (after tax $28.1 million or $0.61 per diluted share) related to currency and interest rate derivative transactions associated with the Surface Specialties acquisition, a pre-tax charge of $2.4 million (after tax $1.8 million or $0.04 per diluted share) related to an anticipated settlement of a certain litigation matter, a pre-tax charge of $22.0 million (after-tax $14.0 million or $0.30 per diluted share) related to the optional redemption of our MOPPRS prior to their maturity, an income tax benefit of $25.8, or $0.56 per diluted share, reflecting favorable resolution of tax audits with respect to prior year tax returns, employee restructuring costs of $2.4 million (after tax $1.8 million or $0.04 per diluted share), and a $4.4 million settlement to resolve a dispute over an environmental matter (after tax $3.2 million or $0.07 per diluted share). Excluding these items, net earnings were $116.1 million or $2.52 on a diluted share basis.
    Net earnings available to common stockholders for the nine months ended September 30, 2004 were $74.8 million or $1.85 per diluted share on sales of $1,271 million. Included in nine month earnings are the following special items: an after tax charge of $4.8 million or, $0.12 per diluted share, in connection with the settlement of several environmental and toxic tort lawsuits, a pretax charge of $8.0 million ($6.2 million after tax or $0.15 per diluted share) relating to settlements of carbon fiber litigation matters, a pretax charge of $2.0 million ($1.6 million after tax or $0.04 per diluted share) relating to the settlement of disputed matters with the holder of the Company's Series C, a charge to net earnings available to common stockholders of $9.9 million, or $0.24 per diluted share related to the redemption of the Company's Series C, a $2.4 million tax credit, or $0.06 per diluted share, from a favorable outcome of a recently completed international tax audit. Excluding these items net earnings were $94.9 million or $2.34 per diluted share.

    Investor Conference Call to be Held on November 4, 2005, 11:00
A.M. ET

    Cytec will host their third quarter earnings release conference call on November 4, 2005 at 11:00 a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.
    A recording of the conference call may be accessed by telephone from 2:00 p.m. ET on November 4, 2005 until November 25, 2005 at 11:00 p.m. ET by calling 888-203-1112 (U.S.) or 719-457-0820 (International)
and entering access code 2676454. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

    Use of Non-GAAP Measures

    Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries is a specialty chemicals and materials technology company with pro forma sales in 2004, including the Surface Specialties acquisition, of approximately $3.0 billion. Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, coatings, mining, plastics and water treatment.




                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
            (Dollars in millions, except per share amounts)



                                 Three Months Ended  Nine Months Ended
                                    September 30,      September 30,
                                   ----------------- ----------------
                                     2005    2004 (1)  2005   2004 (1)
                                    ------- -------- -------- --------
---------------------------------------------------------------------
Net sales                           $760.8 $  433.5 $2,138.2 $1,270.7
------------------------------------ ------ -------- -------- --------
Manufacturing cost of sales          599.6    332.4  1,679.0    954.1
------------------------------------ ------ -------- -------- --------
Selling and technical services        53.1     34.0    155.9    103.8
------------------------------------ ------ -------- -------- --------
Research and process development      17.5     10.0     50.4     29.4
------------------------------------ ------ -------- -------- --------
Administrative and general            26.2     22.0     70.7     49.8
------------------------------------ ------ -------- -------- --------
Amortization of acquisition
 intangibles                           8.8      1.2     21.6      4.2
------------------------------------ ------ -------- -------- --------
Write-off of acquired in-process
 research and development                -        -     37.0        -
------------------------------------ ------ -------- -------- --------
Earnings from operations              55.6     33.9    123.6    129.4
------------------------------------ ------ -------- -------- --------
Other income (expense), net            6.0     (4.9)   (44.9)   (12.6)
------------------------------------ ------ -------- -------- --------
Equity in earnings of associated
 companies                             0.8      2.2      7.4      3.0
------------------------------------ ------ -------- -------- --------
Interest expense, net                 15.9      4.7     63.9     13.0
------------------------------------ ------ -------- -------- --------
Earnings from continuing operations
 before income taxes                  46.5     26.5     22.2    106.8
------------------------------------ ------ -------- -------- --------
Income tax provision (benefit)        11.6      6.1    (17.3)    22.1
------------------------------------ ------ -------- -------- --------
Earnings from continuing operations   34.9     20.4     39.5     84.7
------------------------------------ ------ -------- -------- --------
Earnings from discontinued
 operations held for sale net of
 income tax provision of $0.2 and
 $0.8                                  0.5        -      1.2        -
------------------------------------ ------ -------- -------- --------
Net earnings                          35.4     20.4     40.7     84.7
------------------------------------ ------ -------- -------- --------
Premium paid to redeem preferred
 stock                                   -      9.9        -      9.9
------------------------------------ ------ -------- -------- --------
Net earnings available to common
 stockholders                       $ 35.4 $   10.5 $   40.7 $   74.8
------------------------------------ ------ -------- -------- --------

--------------------------------------------------------------------
Basic net earnings per common share:
--------------------------------------------------------------------
Earnings from continuing operations $ 0.75 $   0.27 $   0.88 $   1.90
------------------------------------ ------ -------- -------- --------
Earnings from discontinued
 operations held for sale             0.01        -     0.03        -
------------------------------------ ------ -------- -------- --------
Net earnings available to common
 stockholders                       $ 0.77 $   0.27 $   0.91 $   1.90
------------------------------------ ------ -------- -------- --------

----------------------------------------------------------------------
Diluted net earnings per common
 share:
----------------------------------------------------------------------
Earnings from continuing operations $ 0.74 $   0.26 $   0.86 $   1.85
------------------------------------ ------ -------- -------- --------
Earnings from discontinued
 operations held for sale             0.01        -     0.03        -
------------------------------------ ------ -------- -------- --------
Net earnings available to common
 stockholders                       $ 0.75 $   0.26 $   0.88 $   1.85
------------------------------------ ------ -------- -------- --------

----------------------------------------------------------------------
Dividends per common share          $ 0.10 $   0.10 $   0.30 $   0.30
------------------------------------ ------ -------- -------- --------

(1) 2004 results have been restated to show the retroactive application of the change from the last-in, first-out ("LIFO") to the first-in, first-out ("FIFO") inventory method which was adopted on January 1, 2005.









                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
               CONSOLIDATED NET SALES AND EARNINGS FROM
                    OPERATIONS BY BUSINESS SEGMENT
                         (Millions of dollars)

                      Three Months Ended       Nine Months Ended
                         September 30,          September 30,
                        --------------      ------------------
                       2005        2004     2005           2004
                      -------    -------  --------       --------

Net sales
---------

Cytec Performance
 Specialities
 Sales to external
  customers          $172.4       $176.1    $  531.6     $  497.5
 Intersegment
  sales                 1.1          1.3         3.9          3.4

Cytec Surface
 Specialities         392.8         76.0       996.4        229.5

Cytec Engineered
 Materials            135.7        121.2       404.5        369.6

     Building Block
      Chemicals
 Sales to external
  customers            59.9         60.2       205.7        174.1
 Intersegment
  sales                13.7         19.6        58.5         59.7
                      ------       ------    --------     --------
Net sales from
 segments             775.6        454.4     2,200.6      1,333.8
Elimination of
 intersegment
 revenue              (14.8)       (20.9)      (62.4)       (63.1)
                      ------      -------    --------     --------

Total consolidated
 net sales           $760.8       $433.5    $2,138.2     $1,270.7




                             % of        % of          % of      % of
                             sales       Sales         sales     sales
                             -----       -----         -----     -----
Earnings (loss) from
 operations
----------------------

Cytec Performance
 Specialities         $14.6    8% $ 13.5   8% $ 45.8    9% $ 33.9   7%
Cytec Surface
 Specialities          22.2    6%    7.3  10%    1.8    0%   27.8  12%
Cytec Engineered
 Materials             27.6   20%   19.5  16%   76.3   19%   69.6  19%
Building Block
 Chemicals             (4.3)  -6%    3.7   5%    9.7    4%   12.5   5%
                       -----      ------       ------       ------

Earnings from segments 60.1    8%   44.0  10%  133.6    6%  143.8  11%

Corporate and
 Unallocated           (4.5)       (10.1)      (10.0)       (14.4)
                       -----      ------      ------       ------

Total consolidated
 earnings from
 operations           $55.6    7% $ 33.9   8% $123.6   6%  $129.4  10%
----------------------------------------------------------------------





                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)
            (Dollars in millions, except per share amounts)

                                            September 30, December 31,
                                                 2005       2004 (1)
----------------------------------------------------------------------
Assets
----------------------------------------------------------------------
Current assets
----------------------------------------------------------------------
  Cash and cash equivalents                     $  177.9     $  323.8
-------------------------------------------      --------     --------
  Trade accounts receivable, less allowance
   for doubtful accounts of $9.1 and $6.7 in
   2005 and 2004, respectively                     480.4        248.2
-------------------------------------------      --------     --------
  Due from related party                            17.5            -
-------------------------------------------      --------     --------
  Other accounts receivable                         65.6         54.1
-------------------------------------------      --------     --------
  Inventories                                      450.9        263.8
-------------------------------------------      --------     --------
  Deferred income taxes                             12.0         23.3
-------------------------------------------      --------     --------
  Other current assets                              30.7         29.3
-------------------------------------------      --------     --------
Total current assets                             1,235.0        942.5
-------------------------------------------      --------     --------

----------------------------------------------------------------------
Investment in associated companies                  11.2         85.5
-------------------------------------------      --------     --------

----------------------------------------------------------------------
Plants, equipment and facilities, at cost        2,063.3      1,627.2
-------------------------------------------      --------     --------
     Less: accumulated depreciation               (973.0)      (948.6)
-------------------------------------------      --------     --------
       Net plant investment                      1,090.3        678.6
-------------------------------------------      --------     --------
Acquisition intangibles, net of accumulated
 amortization of $43.2 and $23.1 in
 2005 and 2004, respectively                       505.4         66.8
-------------------------------------------      --------     --------
Goodwill                                         1,017.6        342.4
-------------------------------------------      --------     --------
Deferred income taxes                                  -         54.6
-------------------------------------------      --------     --------
Other assets                                        83.8         81.2
-------------------------------------------      --------     --------
Total assets                                    $3,943.3     $2,251.6
-------------------------------------------      --------     --------

----------------------------------------------------------------------
Liabilities
----------------------------------------------------------------------
Current liabilities
----------------------------------------------------------------------
  Accounts payable                              $  243.3     $  138.1
-------------------------------------------      --------     --------
  Short-term borrowings                            446.7            -
-------------------------------------------      --------     --------
  Current maturities of long-term debt              89.7        119.0
-------------------------------------------      --------     --------
  Accrued expenses                                 238.3        178.1
-------------------------------------------      --------     --------
  Income taxes payable                              68.8         61.5
-------------------------------------------      --------     --------
     Total current liabilities                   1,086.8        496.7
-------------------------------------------      --------     --------
Long-term debt                                     919.8        300.1
-------------------------------------------      --------     --------
Pension and other postretirement benefit
 liabilities                                       410.1        348.3
-------------------------------------------      --------     --------
Deferred income taxes                               75.1            -
-------------------------------------------      --------     --------
Other noncurrent liabilities                       233.9        174.5
-------------------------------------------      --------     --------

----------------------------------------------------------------------
Stockholders' equity
----------------------------------------------------------------------
Common stock, $.01 par value per share,
 150,000,000 shares authorized; issued
 48,132,640 shares                                   0.5          0.5
-------------------------------------------      --------     --------
Additional paid-in capital                         234.9        122.8
-------------------------------------------      --------     --------
Retained earnings                                1,135.9      1,108.5
-------------------------------------------      --------     --------
Accumulated other comprehensive income (loss):
----------------------------------------------------------------------
  Unearned compensation                             (2.9)        (3.1)
-------------------------------------------      --------     --------
  Minimum pension liability                       (103.7)      (108.5)
-------------------------------------------      --------     --------
  Unrealized net gains (losses) on cash
   flow hedges                                       2.6         (0.5)
-------------------------------------------      --------     --------
  Accumulated translation adjustments               14.2         73.3
-------------------------------------------      --------     --------
                                                   (89.8)       (38.8)
-------------------------------------------      --------     --------
Treasury stock, at cost, 2,030,814 shares
 in 2005 and 8,297,863 shares in 2004              (63.9)      (261.0)
-------------------------------------------      --------     --------
Total stockholders' equity                       1,217.6        932.0
-------------------------------------------      --------     --------
Total liabilities and stockholders' equity      $3,943.3     $2,251.6
-------------------------------------------      --------     --------


(1) Balances at December 31, 2004 have been restated to show the retroactive application of the change from the LIFO to the FIFO inventory method which was adopted on January 1, 2005.






                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                         (Dollars in millions)

                                                     Nine Months Ended
                                                       September 30,
----------------------------------------------------------------------
                                                       2005   2004 (1)
--------------------------------------------------- --------  --------
Cash flows provided by (used in) operating
 activities
Earnings from continuing operations                $    39.5 $   84.7
Non cash items included in net earnings from
 continuing operations:
  Dividends from associated companies greater than
   (less than) earnings                                 (4.8)    (1.9)
  Depreciation                                          82.7     64.5
  Amortization                                          25.2      8.6
  Deferred income taxes                                (22.5)    11.4
  Write-off of acquired in-process research and
   development                                          37.0        -
  Amortization of write-up to fair value of
   finished goods purchased in acquisition              20.8        -
  Gains on sale of assets                               (1.2)    (0.6)
  Unrealized loss on derivative instruments             20.9        -
  Other                                                  2.6      0.8
Changes in operating assets and liabilities
 (excluding effect of acquisition):
  Trade accounts receivable                              6.4    (40.4)
  Other receivables                                     22.2      4.8
  Inventories                                            8.9    (27.6)
  Other assets                                          18.9    (17.0)
  Accounts payable                                     (35.0)    25.0
  Accrued expenses                                     (20.0)     6.6
  Income taxes payable                                 (29.4)    (1.2)
  Other liabilities                                     (3.6)   (33.0)
--------------------------------------------------- --------- --------
Net cash provided by operating activities of
 continuing operations                                 168.6     84.7
Net cash provided by operating activities of
 discontinued operations                                 4.9        -
--------------------------------------------------- --------- --------
Net cash provided by operating activities              173.5     84.7
--------------------------------------------------- --------- --------
Cash flows provided by (used in) investing
 activities
  Additions to plants, equipment and facilities        (74.7)   (54.3)
  Proceeds received on sale of assets                  100.4      0.7
  Proceeds received on sale of discontinued
   operation                                            75.8        -
  Acquisition of business, net of cash received     (1,458.7)       -
  Minority interest                                     (0.7)       -
  Other                                                  1.4        -
  Advance payment received on land lease                   -      9.1
--------------------------------------------------- --------- --------
Net cash used in investing activities               (1,356.5)   (44.5)
--------------------------------------------------- --------- --------
Cash flows provided by (used in) financing
 activities
  Proceeds from the exercise of stock options and
   warrants                                             12.8     20.9
  Cash dividends                                       (13.2)   (11.7)
  Proceeds from long-term debt                         874.4        -
  Payments on long-term debt                          (292.1)       -
  Change in short-term borrowings                      467.8     (1.1)
  Deferred financing costs                              (4.9)       -
  Purchase of treasury stock                               -    (13.2)
  Proceeds from termination of interest rate swap          -      2.9
--------------------------------------------------- --------- --------
Net cash provided by (used in) financing activities  1,044.8     (2.2)
--------------------------------------------------- --------- --------
Effect of currency rate changes on cash and cash
 equivalents                                            (7.6)    (4.0)
--------------------------------------------------- --------- --------
Increase (decrease) in cash and cash equivalents      (145.9)    34.0
Cash and cash equivalents, beginning of period         323.8    251.1
--------------------------------------------------- --------- --------
Cash and cash equivalents, end of period           $   177.9 $  285.1
--------------------------------------------------- --------- --------

(1) 2004 results have been restated to show the retroactive application of the change from the LIFO to the FIFO inventory method which was adopted on January 1, 2005.






                         Cytec Industries Inc.

             Reconciliation of GAAP and Non-GAAP Measures

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.


             Three Months Ended September 30, 2005
                                                          Net  Diluted
                                                       Earnings  EPS
                                                       ---------------
GAAP Net Earnings available to common shareholders       $35.4 $ 0.75
 - Gain on interest rate derivative transactions (after
   tax)                                                   (2.4) (0.05)
 - Restructuring charge (after tax)                        0.8   0.02
                                                          ----- ------
Non-GAAP Net Earnings available to common shareholders   $33.8 $ 0.72
                                                          ===== ======




             Nine Months Ended September 30, 2005
                                                         Net   Diluted
                                                       Earnings  EPS
                                                       ---------------
GAAP Net Earnings  available to common shareholders     $ 40.7 $ 0.88
 - Purchase accounting charges for fair value of
   inventory in excess of normal manufacturing cost
   (after tax)                                            15.2   0.33
 - Write off of in-process research and development
   costs of Surface Specialties                           37.0   0.80
 - Loss on currency and interest rate derivative
   transactions (after tax)                               28.1   0.61
 - Anticipated settlement of a certain litigation
   matter (after tax)                                      1.8   0.04
 - Optional redemption of Mandatory Par Put Remarketed
   Securities (MOPPRS) prior to their maturity (after
   tax)                                                   14.0   0.30
 - Income tax benefit reflecting favorable developments
   on tax audits with respect to prior years returns     (25.8) (0.56)
 - Restructuring costs (after tax)                         1.8   0.04
 - Settlement to resolve a dispute over an
   environmental matter (after tax)                        3.2   0.07
                                                         ------ ------
Non-GAAP Net Earnings available to common shareholders  $116.1 $ 2.52
                                                         ====== ======




         Three Months Ended September 30, 2004
                                                         Net   Diluted
                                                       Earnings  EPS
                                                       ---------------
GAAP Net Earnings available to common shareholders       $10.5  $0.26
 - Settlement of carbon fiber litigation matter (after
  tax)                                                     6.2   0.15
 - Settlement of disputed matters with Series C holders
  (after tax)                                              1.6   0.04
 - Premium paid to redeem preferred stock                  9.9   0.24
                                                          -----  -----
Non GAAP Net Earnings available to common shareholders   $28.2  $0.69
                                                          =====  =====




         Nine Months Ended September 30, 2004
                                                         Net   Diluted
                                                       Earnings  EPS
                                                       ---------------
GAAP Net Earnings available to common shareholders       $74.8 $ 1.85
 - Litigation settlement of environmental and toxic
   tort lawsuits (after tax)                               4.8   0.12
 - Settlement of carbon fiber litigation matter (after
   tax)                                                    6.2   0.15
 - Settlement of disputed matters with Series C holders
   (after tax)                                             1.6   0.04
 - Premium paid to redeem Series C                         9.9   0.24
 - Tax benefit related to international tax audit         (2.4) (0.06)
                                                          ----- ------
Non GAAP Net Earnings available to common shareholders   $94.9 $ 2.34
                                                          ===== ======


    Above numbers may not add due to rounding.


    CONTACT: Cytec Industries Inc.
             (Investment Community)
             David M. Drillock, 973/357-3249
             or (Media)
             Gail Petersen, 973/357-3319